Exhibit 9.01.7 Pro Forma Financial Statements

Pro forma balance sheet of Command Center, Inc. as of December 31, 2005, and pro forma income statement for the year then ended, reflecting the acquisitions of the assets of Viken Management, Inc., Central Texas Staffing, Ltd., Enget Command Group, Rocky Mountain Temporary Services, Inc., and Labor Force of Minnesota, Inc.

                         PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated balance sheet at December 31, 2005, and the accompanying pro forma statement of operations for the year then ended gives effect to the acquisitions of the following consolidated groups of companies: Viken Management, Inc. ("Viken"), Central Texas Staffing Ltd. ("Central Texas"), the Enget Command Center Group ("Enget Group"), Rocky Mountain Temporary Services, Inc. ("Rocky Mountain"), and Labor Force of Minnesota, Inc. ("Labor Force"), (collectively the "Operations Entities") by Command Center, Inc. ("Command"), which was effective May 12, 2006. The pro forma consolidated balance sheet is presented as if the acquisitions of the Operations Entities had occurred at December 31, 2005, and the pro forma income statement reflects the operating results of the combined companies for the year ended December 31, 2005. Command issued an aggregate of 11,438,022 shares of its common stock to the owners of the Operations Entities in exchange for substantially all of the operating assets of 38 Operations Entities comprising 58 temporary staffing stores. This transaction was accounted for as a purchase (the "Command Transaction").

With the acquisitions reflected in the Command Transaction, Command became the operator of 70 temporary staffing stores consisting of 58 stores formerly operated as franchisees or independently owned businesses acquired in the Phase II Closing, and 12 temporary staffing stores opened as company owned since November 9, 2005. Command has refocused its business from franchisor to operator of temporary staffing stores. The pro forma income statement included herein reflects the revenues from operations. Franchise revenues reported as income by Command and as expense by the Operations Entities have been eliminated.

Reporting the transaction as a purchase resulted in recording $27,919,253 in goodwill. The amount of goodwill was calculated at the fair value of the shares of common stock distributed in the Command Transaction. Fair value of the shares was based in part on the public market price for the shares on the transaction date discounted to reflect the estimated effect of trading restrictions. All of the shares issued in the Command Transaction are restricted securities as that term is defined in Rule 144 adopted under the United States Securities Act of 1933, as amended (the "Act").

The pro forma adjustments and the resulting unaudited pro forma balance sheet and income statement have been prepared based upon available information and certain assumptions and estimates deemed appropriate by Command. Management believes that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the Command Transaction and that any subsequent changes in the underlying assumptions and estimates will not materially affect the unaudited pro forma balance sheet and income statement presented herein. The unaudited pro forma balance sheet and income statement do not purport to project the financial position or results of operations for any future date or period. Furthermore, the unaudited pro forma balance sheet does not reflect changes that may occur as the result of post-Command Transaction activities.

                                                                  Command Center, Inc.
                                                       Pro Forma Balance Sheet at December 31, 2005
---------------------------------------------------------------------------------------------------------------------------------
                                                       Enget          Rocky      Central                Adjustments &   Combined
                             Viken      Labor Force    Group         Mountain     Texas       Command    Eliminations (Pro Forma)
                           ------------------------------------------------------------------------------------------------------
Current assets             3,494,278     2,944,543    3,087,726      181,369      152,281    2,045,373     (530,618)   11,374,952
Property and equipment       309,029       218,813      437,871       10,627       15,417      464,253           --     1,456,010
Other assets                  70,000       641,289           --        3,444           --       91,660           --       806,393
Goodwill                          --            --           --           --           --           --   27,919,253    27,919,253
                           ------------------------------------------------------------------------------------------------------
  Total Assets             3,873,307     3,804,645    3,525,597      195,440      167,698    2,601,286   27,388,635    41,556,608
                           ======================================================================================================

Current liabilities        4,728,005     3,194,002    2,406,797      113,364      113,185      592,201     (530,618)   10,616,936
Long-term liabilities        103,067        46,863      185,602           --           --           --           --       335,532
                           ------------------------------------------------------------------------------------------------------
  Total liabilities        4,831,072     3,240,865    2,592,399      113,364      113,185      592,201     (530,618)   10,952,468
                           ------------------------------------------------------------------------------------------------------
Shareholders equity         (957,765)      563,780      933,198       82,076       54,513    2,009,085   27,919,253    30,604,140
                           ------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders equity    3,873,307     3,804,645    3,525,597      195,440      167,698    2,601,286   27,388,635    41,556,608
                           ======================================================================================================

                                                                   Pro Forma Statements of Operations
                                                                       For the Year ended 12/31/05
---------------------------------------------------------------------------------------------------------------------------------
                                                       Enget          Rocky      Central                Adjustments &   Combined
                             Viken      Labor Force    Group         Mountain     Texas       Command    Eliminations (Pro Forma)
                          -------------------------------------------------------------------------------------------------------
Revenue                   27,785,110    24,739,096   18,521,544    1,764,070    2,007,352      372,211     (295,649)   74,893,734
Cost of Sales             19,954,507    18,445,837   13,594,249    1,221,006    1,475,184           --           --    54,690,783
                          -------------------------------------------------------------------------------------------------------
Gross Profit               7,830,603     6,293,259    4,927,295      543,064      532,168      372,211     (295,649)   20,202,951
                          -------------------------------------------------------------------------------------------------------
Operating Expenses        10,326,811     6,328,455    4,844,648      505,609      406,234      307,696   22,719,453
                          -------------------------------------------------------------------------------------------------------
INCOME (LOSS)             (2,496,208)      (35,196)      82,647       37,455      125,934       64,515           --    (2,220,853)
Other Income (Expense)       (28,237)     (566,183)    (110,179)     (15,728)     (24,062)          --      295,649      (448,740)
                          -------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)         (2,524,445)     (601,379)     (27,532)      21,727      101,872       64,515           --    (2,669,593)
                          =======================================================================================================

                                               Supplemental Information - Shares Issued in the Acquisitions
---------------------------------------------------------------------------------------------------------------------------------
Shares issued in
acquisition                5,079,042     3,477,625    2,219,850      394,250      267,255                              11,438,022
Discounted share value   $      2.50   $      2.50  $      2.50  $      2.50  $      2.50                             $      2.50
Total Consideration       12,697,605     8,694,063    5,549,625      985,625      668,138                              28,595,055
Net assets acquired         (957,765)      563,780      933,198       82,076       54,513                                 675,802
                          -------------------------------------------------------------------------------------------------------
Goodwill                 $13,655,370   $ 8,130,283  $ 4,616,427  $   903,549  $   613,625                             $27,919,253
                          =======================================================================================================

                          NOTES TO UNAUDITED PRO FORMA
                       Balance Sheet at December 31, 2005
            And the related Income Statement for the Year then Ended

1. BASIS OF PRESENTATION

The unaudited pro forma balance sheet is presented as if the Command Transaction occurred December 31, 2005 and the pro forma income statement reflects the operating results of the combined companies for the year ended December 31, 2005. The unaudited pro forma balance sheet and income statement are based on the historical financial statements of the consolidated groups of companies, including: Viken Management, Inc. ("Viken"), Central Texas Staffing Ltd. ("Central Texas"), the Enget Command Center Group ("Enget Group"), Rocky Mountain Temporary Services, Inc. ("Rocky Mountain"), and Labor Force of Minnesota, Inc. ("Labor Force"), (collectively the "Operations Entities"), which are included elsewhere in this filing and should be read in conjunction with those financial statements and notes thereto. The unaudited pro forma balance sheet and income statement may not necessarily be indicative of future results.

2. PRO FORMA CONSOLIDATED BALANCE SHEET

The reclassifications and eliminations to the unaudited pro forma balance sheet and income statement reflect the following:

      o     Elimination of inter-company franchise fee revenues and expenses.
      o Adjustment to reflect good will to the extent that the value of the consideration given (11,438,022 shares of common stock) exceeds of the net value of the assets received.

After the Transaction, there will be 21,504,035 shares of Command common stock issued and outstanding. An additional 1,760,490 shares of common stock have been reserved to acquire up to an additional 12 temporary staffing stores in the second step of the Phase II Closing.

Following the Command Transaction, the Company will shift its focus from franchisor of temporary staffing stores to operator, with up to 70 temporary staffing stores operating within the company infrastructure. Command has been actively staffing up and preparing for assumption of the operational responsibilities of the Operations Entities since November 9, 2005, and has been conducting due diligence reviews of the Operations Entities through the first quarter of 2006. Additional information concerning the Command Transaction and the operations of Command following the Command Transaction appear elsewhere in the Form 8-K of which this Exhibit is a part.